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                                                                 EXHIBIT 5.1

                                   January 22, 1999


CardioThoracic Systems, Inc.
10600 North Tantau Avenue
Cupertino, California  95014

RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on January 22, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 250,000 shares of your Common Stock, par value $0.001 per share (the "Shares"), which are to be issued pursuant to the 1998 Employee Stock Purchase Plan (the "Plan"). As legal counsel for CardioThoracic Systems, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreement which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              /s/ WILSON SONSINI GOODRICH & ROSATI